News Release: IMMEDIATE RELEASE

For further information, contact:

Suzie Singer, Corporate Communications:	812.376.1917

IRWIN FINANCIAL CORPORATION ANNOUNCES

THIRD QUARTER DIVIDEND

(Columbus, IN, August 24, 2005) Irwin Financial Corporation (NYSE: IFC) today announced a dividend of $0.10 per share to be paid on September 30, 2005, to all shareholders of record on September 16, 2005. The dividend rate is a 25 percent increase as compared with the dividend paid in each quarter of 2004.

Irwin® Financial Corporation (http://www.irwinfinancial.com) is a bank holding company with a history tracing to 1871. The Corporation, through its principal lines of business - Irwin Mortgage Corporation, Irwin Union Bank, Irwin Home Equity Corporation, and Irwin Commercial Finance - provides a broad range of financial services to consumers and small businesses in selected markets in the United States and Canada.